Exhibit 3.23(a)

MA SOC  Filing Number: 201017450130         Date: 11/12/2010 5:31:00 PM

DPC

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512.

FORM MUST BE TYPED	Restated Articles of Organization	FORM MUST BE TYPED

(General Laws Chapter 156D, Section 10.07, 950 CMR 113.35)

(l)	Exact name of corporation:	Club at Boston College, Inc.

(2)	Registered office address:	84 State Street, Boston, MA 02109
(number, street, city or town, state, zip code)

(3)	Date adopted:	November 9, 2010
(month, day, year)

(4)	Approved by:

(check appropriate box)

☐ the directors without shareholder approval and shareholder approval was not required;

OR

☒ the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.

(5)

The following Information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

ARTICLE I

The exact name of the corporation is:

Club at Boston College, Inc.

ARTICLE II

Unless the article of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**

See Article SECOND in Exhibit A attached hereto.

*Changes to Article VIII must be made by filing a statement of change of supplemental information form.

**Professional corporations governed by G.L Chapter 156A and must specify the professional activities of the corporation.

ARTICLE III

State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	1,000	$1.00

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to he received.

Not Applicable

ARTICLE V

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

Not Applicable

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

See Articles SIXTH-A through SIXTH-I in Exhibit A attached hereto.

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendments.

* G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.31, and the comments relating thereto.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended: ARTICLES SECOND AND SIXTH

Signed by:	/s/ Ingrid Keiser
(Signature of authorized individual)

☐  Chairman of the board of directors

☐  President

☒  Other officer

☐  Court-appointed fiduciary

on this 10th	day of November,	2010.

EXHIBIT A TO ARTICLES OF AMENDMENT

FIRST. The name of the corporation is Club at Boston College, Inc. (the “Corporation”).

SECOND. The Corporation has been formed for the following purposes:

(a)                    to own that certain parcel of real property, together with all improvements located thereon, currently known as the Boston College Club, in the City of Boston, State of Massachusetts (the “Property”) and to operate or cause the Property to be operated;

(b)                   to engage in any activities necessary to purchase, acquire, own, hold, sell, endorse, transfer, assign, pledge, lease, mortgage and finance the Property including, without limitation, the grant of a security interest in or mortgage on such Property;

(c)                    to engage in any activities necessary to hold, receive, exchange, otherwise dispose of and otherwise deal in and exercise all rights, powers, privileges, and all other incidents of ownerships or possession with respect to all of the Corporation’s property;

(d)                   to engage in any activities necessary to authorize, execute and deliver any agreement, notice or document in connection with the activities described above, including the filing of any notices, applications and other documents necessary or advisable to comply with any applicable laws, statutes, rules and regulations; and

(e)                    to engage in any lawful activities and to exercise such powers permitted to corporations under the Massachusetts Business Corporation Act.

THIRD. The total number of shares of stock which the Corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $1.00 per share, and are to be of one class.

FOURTH. [Reserved].

FIFTH. [Reserved].

SIXTH-A. Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH-B.

(a)                    The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors.

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(b)                   The number of director of the Corporation shall be as from time to time fixed by the Corporation’s Board of Directors, or in any other manner provided in the By-Laws of the Corporation.

SIXTH-C. In furtherance and not in limitation of the powers conferred by the laws of the State of Massachusetts, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-Law whether adopted by them or otherwise.

SIXTH-D. The Corporation shall respect and appropriately document the separate and independent nature of its activities, as compared with those of any other person or entity, take all reasonable steps to continue its identity as a separate legal entity, and make it apparent to third persons that the Corporation is an entity with assets and liabilities distinct from those of any other person or entity.

SIXTH-E. [Reserved].

SIXTH-F. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Massachusetts Business Corporation Act as the same exists or may hereafter be amended. Any amendment, modification or repeat of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SIXTH-G. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Organization, and other provisions authorized by the laws of the State of Massachusetts at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Amended and Restated Articles of Organization in their present form or as hereafter amended are granted subject to the rights reserved in this article.

SIXTH-H. [Reserved].

SIXTH-I. The Corporation shall not, without the unanimous vote of the entire Board of Directors without any vacancies (, institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or seek or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of this Corporation or a substantial part of its property, or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action; or take or consent to any of the foregoing actions with respect to any subsidiary of the Corporation.

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MA SOC  Filing Number: 201017450130         Date: 11/12/2010 5:31:00 PM

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

November 12, 2010 05:31 PM

/s/ William Francis Galvin

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth